Exhibit 99.1

Press Release

Media Relations	Investor Relations
Mike Jacobsen, APR	Chris Sikora
+1 330 490 4498	+1 330 490 4242
michael.jacobsen@dieboldnixdorf.com	christopher.sikora@dieboldnixdorf.com

FOR IMMEDIATE RELEASE:

Sept. 28, 2023

Diebold Nixdorf Announces Four New Appointments to its Board of Directors

New directors bring strong operational and financial leadership experience from major industries

HUDSON, Ohio – Diebold Nixdorf (NYSE: DBD) today announced that it expanded the size of its board of directors to seven independent members plus its chief executive officer. The company also announced the recent appointment of four new, independent directors, all of whom bring significant experience in operational excellence and driving financial performance. Patrick Byrne, Matthew Espe, Mark Gross and David Naemura joined the board effective Sept. 22, 2023. Mr. Byrne was appointed as chair of the board.

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Patrick Byrne is senior vice president of operational transformation at GE. In his role, he is responsible for driving GE’s priorities around safety, quality, delivery and cost. Previously, Byrne served as chief executive officer of GE Digital, where he led the company’s software businesses focused on digital transformation. Prior to GE, Byrne was at Fortive and Danaher, where he led multiple technology businesses. He has served as a member of the board of directors for multiple publicly traded companies, including currently serving as chairman of Verra Mobility and previously serving as an independent director at Micron Technology.

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Matthew Espe serves as a board member and advisor to public companies, private equity firms and non-profit organizations. In January 2017, he was recruited by Sterling Partners to lead the transformation of Radial Inc. and oversaw the successful sale of the company. He previously served as chief executive officer of Armstrong World Industries, chairman and chief executive officer of IKON Office Solutions, and held various roles at GE, including president and chief executive officer of GE Lighting. He currently serves as an independent director at WESCO International, Anywhere Real Estate, Inc., and Korn Ferry.

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Mark Gross is an executive with more than 25 years of critical leadership experience, financial expertise and deep insight in leading business transformations. He currently serves as executive chairman of Southeastern Grocers, co-chairman of Northeast Grocery Inc., and as a board member and chairman of the audit committee of Acosta. He previously served as president and chief executive officer of Supervalu, was Co-President of C&S Wholesale Grocers, Inc., founded Surry Investment Advisors, and was an attorney in the Restructuring Group at Skadden, Arps, Slate, Meagher and Flom.

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David Naemura is the chief financial officer of Neogen Corporation. Prior to that role, he served as chief financial officer of Vontier Corporation, previously served as chief financial officer of Gates Industrial Corporation and was a group chief financial officer at Danaher Corporation. He began his career as an auditor at Deloitte & Touche.

With these most recent appointments, Diebold Nixdorf’s board now consists of eight directors. Octavio Marquez, Diebold Nixdorf’s president and chief executive officer, will continue to serve as a non-independent director, and the new directors join the following independent directors of the company’s board:

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Arthur F. Anton is the retired chairman and chief executive officer of the Swagelok Company and former partner at Ernst & Young LLP. He is currently a director of The Sherwin Williams Company, lead director of Olympic Steel, chairman and director of SunCoke Energy, and a former director of University Hospitals Health System in Cleveland, Ohio.

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Marjorie L. Bowen is a retired managing director at Houlihan Lokey, where she headed the firm’s industry-leading fairness opinion practice. Since 2007, she has served on numerous public and private boards and is currently the chair of the audit committee and a board member of CBL Properties.

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Emanuel R. Pearlman is the founder, chairman and chief executive officer, Liberation Investment Group. He is currently a director of MidCap Financial Investment Corporation and director and chair of the audit committee of Network-1 Technologies.

Octavio Marquez, Diebold Nixdorf president and chief executive officer, said: “I am excited about the composition of the new board, which will provide strong leadership around operations, finance, and corporate governance. Our focus remains on delivering best-in-class solutions to our customers and creating value for our stakeholders. I couldn’t be more optimistic about the future of Diebold Nixdorf.”

Patrick Byrne, incoming Diebold Nixdorf chair, said: “I am honored to take on the role of chair at such an exciting time for Diebold Nixdorf. I look forward to working closely with Octavio and the leadership team as we focus on long-term success, growth, and operational performance. I strongly support Diebold Nixdorf’s customer-centric culture and its commitment to delivering for all its stakeholders. I look forward to helping lead the company through such an exciting part of its journey.”

Spencer Stuart advised the company and its largest shareholders in the Board search process.

About Diebold Nixdorf

Diebold Nixdorf, Incorporated (NYSE: DBD) automates, digitizes and transforms the way people bank and shop. As a partner to the majority of the world’s top 100 financial institutions and top 25 global retailers, our integrated solutions connect digital and physical channels conveniently, securely and efficiently for millions of consumers each day. The company has a presence in more than 100 countries with approximately 21,000 employees worldwide. Visit www.DieboldNixdorf.com for more information.

LinkedIn: www.linkedin.com/company/diebold

Twitter: twitter.com/dieboldnixdorf

Facebook: www.facebook.com/DieboldNixdorf

YouTube: www.youtube.com/dieboldnixdorf

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